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                 [LETTERHEAD OF DEWEY BALLANTINE]
                                                                     Exhibit 5.1


                                                 May 8, 1996


Mobil Corporation
Mobil G.B. 388 Finance Inc.
3225 Gallows Road
Fairfax, VA  22037-0001

Ladies and Gentlemen:

          We have acted as counsel to Mobil Corporation, a Delaware corporation ("Mobil") and Mobil G.B. 388 Finance Inc., a Delaware corporation and wholly-owned subsidiary of Mobil in connection with Mobil's and MGB's preparation and filing of a Registration Statement of Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the exchange of the Pass Through Certificates, Series 1995-B1 through 1995-B6 (the "New Certificates") which are being registered pursuant to the Registration Statement, for a like principal amount of issued and outstanding Pass Through Certificates, Series 1995-A1 through 1995-A6 (the "Old Certificates").

          In connection with this opinion, we have examined the Placement Agreement dated as of December 6, 1995 among Mobil, MGB and Morgan Stanley & Co. Incorporated as the manager, the Trust Indenture, Mortgage, Assignment of Lease and Security Agreement, dated as of December 12, 1995 among Fleet National Bank of Connecticut, solely as Corporate Owner Trustee, Michael M. Hopkins, solely as Individual Owner Trustee, First Security Bank of Utah, National Association, solely as Corporate Indenture Trustee and Val T. Orton, solely as Individual Indenture Trustee (the "Indenture"), counterparts of each of the Pass Through Trust Agreements among Mobil, MGB and First Security Bank of Utah, National Association, as Pass Through Trustee (the "Pass Through Trustee") (the "Pass Through Trust Agreements"), the Mobil Guaranty, dated as of December 12, 1995 for the benefit of holders of the Old Certificates and New Certificates, among other agreements deemed necessary by us for the purposes of this opinion. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of Mobil and MGB, certificates of officers of Mobil and MGB and such other instruments, documents, certificates or other records as we have deemed necessary or appropriate for the purposes of the opinions expressed herein.
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          In making such examination and in rendering the opinions expressed herein, we have assumed without independent verification the genuineness of all signatures and the authenticity of all documents submitted to us as originals or certified documents, and the conformity to originals and certified documents of all copies submitted to us as conformed, photostat or other copies. As to any matters of fact material to the opinions expressed herein which were not independently verified or established, we have relied exclusively upon the aforesaid documents, corporate records, agreements, instruments and certificates.

          Based upon the foregoing, it is our opinion that:

          1. Assuming the due authorization, execution, authentication, issue and delivery by the Pass Through Trustee under each Pass Through Trust Agreement of the New Certificates to be issued under such Pass Through Trust Agreement, the New Certificates will be validly issued obligations in accordance with the terms of the applicable Pass Through Trust Agreement and will entitle the holder thereof to the benefits of the applicable Pass Through Trust Agreement.

          2. The Guaranty has been duly authorized, executed and delivered by Mobil and the Guaranty constitutes the legal, valid and binding obligation of Mobil enforceable against Mobil in accordance with its terms.

          3. The discussion in the Prospectus constituting part of the Registration Statement entitled "Federal Income Tax Consequences," insofar as it relates to statements of law or legal conclusions, is correct in all material respects.

          We are members of the bar of the State of New York and express no opinion as to the laws of any jurisdiction except the State of New York and the federal law of the United States.

          The opinions set forth above are subject to the qualification that enforceability of the New Certificates and the Pass Through Trust Agreements in accordance with their respective terms may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or similar laws affecting enforcement of creditors' rights generally, as well as general principles of equity and the availability of equitable remedies (regardless of whether considered in a proceeding in equity or at law).

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          In rendering the opinions herein contained, we have relied with your approval (without making any independent investigation with respect thereto) upon the opinion of Ralph N. Johanson, Jr., Assistant General Counsel to Mobil, filed as Exhibit 5.2 to the Registration Statement.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the headings "Legal Matters" and "Federal Income Tax Consequences". In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                              Very truly yours,

                                              /s/ Dewey Ballantine

                                              Dewey Ballantine